Exhibit 10.1

Term Sheet for Purchase of Newly Issued Shares of Common Stock
of Arbios Systems, Inc.

1.	Seller: Arbios Systems, Inc. (the “Debtor”).

2.	Purchaser: Arbios Acquisitions Partners, LLC, and/or its designee (the “Buyer”).

3.
Transaction: Debtor and Buyer shall use best efforts to enter into a transaction, whereby pursuant to a plan of reorganization to be approved by the Bankruptcy Court (the “Plan”), (i) the Debtor shall cancel all of its existing equity (including, but not limited to, any and all outstanding common and preferred shares of stock, warrants, and options), and (ii) Buyer shall acquire 90% of the newly issued shares of the Debtor.

4.	Purchase Price:

(a)           The purchase price for the Transaction shall be $1,000,000 in cash, $100,000 of which is due upon signing of this Term Sheet (the “Initial Deposit”), $100,000 of which is due upon the later of (i) 30 days or (ii) filing of the plan and disclosure statement (the “Subsequent Deposit”) (the Initial Deposit and Subsequent Deposit are referred to collectively as the “Deposit”), and $800,000 (the “Remaining Funds”) which is due within 10 days of confirmation of the Plan (the “Funding Date”).

(b)           If the Buyer has not provided the Remaining Funds by the Funding Date, the Debtor shall retain the Deposit.  If the Buyer has not provided the entire Purchase Price by the Funding Date, the Debtor may at its sole discretion, adjourn the Funding Date, withdraw the Plan, terminate the Plan as null and void, and/or to enter into an alternative transaction for some or all of its assets.

(c) If the Plan has not been confirmed by June 15, 2009, Buyer is entitled to a returnof (i) the Initial Deposit, and (ii) the Subsequent Deposit minus costs and expenses,  (including, without limitation, administrative expenses) incurred by the Debtor in pursuing the Plan.

5.	Conduct of Business: The Debtor shall continue to operate its business in the ordinary course through the Closing Date of the Transaction.

6.
Break Up Fee: The Buyer shall be entitled to a Break Up Fee of 3% of the amount of funds currently on deposit (i.e., the Initial Deposit, the Subsequent Deposit, or the Deposit) if the Debtor elects to enter into an alternative transaction, including, but not limited to, signing a letter of intent or term sheet with a third party, for some or all of its assets prior to confirmation of the Plan (the “Debtor Withdrawal Option”), but if, and only, if, the Debtor Withdrawal Option is not caused by the Buyer’s inability to provide funding by the Funding Date.  Additionally, if the Debtor exercises the Debtor Withdrawal Option, pursuant to the preceding sentence, the Buyer will be entitled to a return of the then funded portion of the Deposit.

7.	Confidentiality: (a) In addition to the terms defined in this Term Sheet, the Debtor and the Buyer, are each sometimes referred to as (i) the “Disclosing Party” when the context connotes the party disclosing Confidential Information, as defined in paragraph 7(d) hereof, or (ii) the “Receiving Party” when the context connotes the party receiving Confidential Information.

(b)           All Confidential Information that the Disclosing Party or any of its Representatives furnishes to or discusses with the Receiving Party or its Representative, from the date hereof, shall be kept strictly confidential by the Receiving Party and its Representatives, provided, however, that such information may be disclosed to (i) the Receiving Party’s directors and executive officers, employees, and other Representatives who have the need to know such information for the purposes of evaluating the acquisition transaction contemplated hereby, as well as, (ii) to the extent necessary to obtain confirmation of the Plan, parties in interest in the bankruptcy proceeding, the Bankruptcy Court and United States Trustee, or (iii) upon request by the Bankruptcy Court or the United States Trustee.

(c)           Notwithstanding the foregoing if the Receiving Party or any of its Representatives have been requested or are required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Receiving Party will promptly notify the Disclosing Party of such request(s) so that the Disclosing Party may seek an appropriate protective order or may waive the Receiving Party’s compliance with paragraph 7(b) hereof.  The Receiving Party warrants that it will cooperate fully with the Disclosing Party in seeking any protective order.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, it may disclose such information pursuant to such request or requirement without liability hereunder.

(d)           The term “Confidential Information” includes all information furnished to the Receiving Party or its Representatives by the Disclosing Party or its agents and all analyses, including without limitation information regarding the Disclosing Party’s business, intellectual properties, technologies, agreements, licenses, plans, or financial condition, and all compilations, studies, financial statements or other material prepared by the Receiving Party or its agents containing or based in whole or in part upon such information furnished to the Receiving Party or its Representatives by the Disclosing Party; provided, however, that Confidential Information  but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (ii) was available to others on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party or its agents, or (iii) becomes available to the other on a non-confidential basis from a source other than the Disclosing Party or its agents, provided that such source is not bound by a confidentiality agreement with the Disclosing Party known to the Receiving Party or its Representatives.  Buyer hereby agrees that information regarding its organization, capitalization, management and related information, to the extent required to be disclosed in the disclosure statement or in any filings required to be made by Seller with either the Bankruptcy Court or the Securities and Exchange Commission, shall not be deemed to be “Confidential Information.”

8.	Bankruptcy Provisions: The Plan shall provide for provisions, including, but not limited to the following:

(i) preparation, filing and prosecution of a Plan and Disclosure statement such that confirmation of the Plan takes place on or before May 15, 2009;

(ii) cancellation of the existing equity (including, but not limited to, any and all outstanding common and preferred shares of stock, warrants, and options) of the Debtor;

(iii) payment of all allowed claims in accordance with the priorities of the Bankruptcy Code, including, but not limited to allowed administrative and priority claims (including interest), and payment of at least [80%] of all general unsecured claims (without interest);

(iv) issuance of new common stock of the reorganized Debtor (“NCS”) such that Buyer receives 90% of the NCS, and current holders of common stock of the Debtor receive 10% of the NCS, to be issued pro rata to such shareholders’ current holdings, so long as (i) either all allowed claims have been paid in full, or (ii) senior impaired classes have otherwise have consented to such treatment;

(v) Plan shall go effective no later than the Funding Date;

(vi) Plan shall include full releases, covenants not to sue and hold harmless provisions for the Debtor, the estate, its officers, directors, employees, and their respective professionals, and an indemnification provision for any suits in relation to the Transaction;

(vii) Plan shall include the purchase of any necessary insurance, including, but not limited to, engaging the tail policy for all current officers and directors;

(viii) Debtor and Buyer shall be joint proponents of the Plan.

9.	Court Approval: Both parties will use best commercially reasonable effortsto get the Plan confirmed.If, despite such efforts, the Plan is not confirmed, itwill not be considered a breach of this Term Sheet.

10.	Board of Directors Approval: This Term Sheet remains subject toapproval of the Board of Directors of the Debtor.

11.	Governing Law: This Term Sheet shall be construed in accordance with, and governed by, the laws of the State of Delaware, and the United States BankruptcyCourt, District of Delaware, excluding choice of law principles thereof.

12.	Entire Agreement: This Term Sheet sets for the entire understanding of the parties with respect to the terms contained herein and, prior to the filing of the Plan, can be modified only by writing executed by both parties, or upon order of the Bankruptcy Court.

Dated: March 9, 2009
ARBIOS ACQUISITION PARTNERS, LLC

By:	/s/ Tom Fagan
Tom Fagan, Manager

Dated: March 9, 2009
ARBIOS SYSTEMS, INC.

By:	/s/Shawn P. Cain
Shawn P. Cain, Interim
Interim Chief Executive Officer